EXHIBIT 10.26
NON-EMPLOYEE DIRECTOR AWARD
GILEAD SCIENCES, INC.
STOCK OPTION AGREEMENT
RECITALS
A.Optionee is to render valuable services to the Company as a non-employee Director and this Stock Option Agreement (this “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an option to Optionee in his or her capacity as a non-employee Director.
B.All capitalized terms used in this Agreement shall have the meaning assigned to them herein and in the attached Appendix A. Capitalized terms not defined herein or in the attached Appendix A shall have the meanings assigned to them in the Plan.
NOW, THEREFORE, the Company hereby grants this option to Optionee upon the following terms and conditions:
1.Grant of Option. The Company hereby grants to Optionee, as of the Grant Date indicated below, an option to purchase the Option Shares under the Plan. The number of Option Shares purchasable under the option, the applicable vesting schedule for the option, the Exercise Price per Share and the remaining terms and conditions governing the option shall be as set forth in this Agreement.
AWARD SUMMARY

Optionee:	[First Name, Last Name]
Grant Date:	[Date]
Exercise Price:	$[XX.XX] per share
Number of Option Shares:	[__] shares of Common Stock
Expiration Date:	[Date]
Type of Option:	Non-Statutory Stock Option
Vesting Schedule:	The option shall vest and become exercisable for the Option Shares in four (4) successive equal quarterly installments upon Optionee’s completion of each quarter of Continuous Service over the one (1) year period measured from the Grant Date; provided, however, that if the next regular annual stockholders meeting following the Grant Date occurs prior to the quarterly vesting date of the last installment, such last installment shall instead vest on the day immediately preceding such stockholders meeting provided Optionee remains in Continuous Service through such day.
2.Option Term. The term of the option shall commence on the Grant Date and continue to be in effect until the close of business on the last business day prior to the

Expiration Date (whether such day is a business day, holiday or weekend), unless sooner terminated in accordance with Paragraph 5 or 6 below.
3.Limited Transferability. Prior to actual receipt of the Shares upon exercise of this option, Optionee may not transfer or assign any interest in the option or the underlying Shares, except that the option may be assigned in whole or in part during Optionee’s lifetime to one or more members of Optionee’s Immediate Family, provided such assignment constitutes a gratuitous transfer by Optionee for which no consideration is directly or indirectly received. The assigned portion may only be exercised by the person who acquires a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents to be executed by Optionee and the assignee as the Company may deem appropriate. The option may also may also be transferred to a designated beneficiary or by will or the laws of inheritance upon Participant’s death.
4.Dates of Exercise. The option shall become exercisable for the Option Shares in a series of installments over Optionee’s period of Continuous Service in accordance with the Vesting Schedule set forth in Paragraph 1 above. As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until (i) the close of business on the last business day prior to the Expiration Date or (ii) the sooner termination of the option term under Paragraph 5 or 6 below.
5.Cessation of Service. The option term specified in Paragraph 2 above shall terminate (and the option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:
(a)Except as otherwise expressly provided in subparagraphs (b) through (d) of this Paragraph 5, should Optionee cease to remain in Continuous Service for any reason while the option is outstanding, then Optionee shall have until the close of business on the last business day prior to the expiration of the three-(3) year period measured from the date of such cessation of Continuous Service during which to exercise the option for any or all of the Option Shares for which the option is at the time of such cessation of Continuous Service vested and exercisable, but in no event shall the option be exercisable at any time after the close of business on the last business day prior to the Expiration Date.
(b)Should Optionee’s Continuous Service terminate by reason of his or her death while the option is outstanding, then the Option Shares shall fully vest and the option may be exercised for any or all of the Option Shares at the time subject to the option by the person or persons to whom the option is transferred during Optionee’s lifetime pursuant to a permitted transfer under Paragraph 3 above or, in the absence of any such transfer, by: (i) the designated beneficiary or beneficiaries under any beneficiary designation in effect for the option at the time of Optionee’s death, (ii) the personal representative of Optionee’s estate, or (iii) the person or persons to whom the option is transferred pursuant to Optionee’s will or the laws of inheritance following Optionee’s death, as the case may be. Any right to exercise the option shall lapse, and the option shall cease to be outstanding, upon the close of business on the last business day prior to the earlier of (i) the expiration of the three-(3) year period measured from the date of Optionee’s death or (ii) the Expiration Date. Upon the expiration of such limited exercise period, the option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not otherwise been exercised.
(c)The applicable period of post-service exercisability in effect pursuant to the foregoing provisions of this Paragraph 5 shall automatically be extended by an additional period of time equal in duration to any interval within such post-service exercise period during which the exercise of the option or the immediate sale of the Option Shares acquired under the option cannot be effected in compliance with applicable federal, state and foreign securities laws, but in no event shall such an extension result in the continuation of the option beyond the close of business on the last business day prior to the Expiration Date.
(d)Should Optionee’s Continuous Service terminate for Cause, or should Optionee engage in any other conduct, while in such service or following cessation of Continuous Service, that is materially detrimental to the business or affairs of the Company (or any Related Entity), as determined in the sole discretion of the Administrator, then the option shall terminate immediately and cease to be outstanding.
(e)For purposes of the foregoing provisions of this Paragraph 5, Optionee shall not be deemed to cease Continuous Service if Optionee continues to serve the Company as a Director Emeritus immediately following his or her cessation of service as a Board member without an intervening break in Continuous Service.
(f)During the limited period of post-service exercisability provided under this Paragraph 5, the option may not be exercised in the aggregate for more than the number of Option Shares for which the option is at the time vested and exercisable. Except to the extent (if any) specifically authorized by the Administrator pursuant to an express written agreement with Optionee, the option shall not vest or become exercisable for any additional Option Shares, whether pursuant to the exercise/vesting schedule set forth in Paragraph 1 above or the special vesting acceleration provisions of Paragraph 6 below, following Optionee’s cessation of Continuous Service. Upon the expiration of such limited exercise period or (if earlier) upon the close of business on the last business day prior to the Expiration Date, the option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not otherwise been exercised.
6.Change in Control.
(a)Should Optionee remain in Continuous Service until the effective date of a Change in Control, then the option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the option shall, immediately prior to the effective date of the Change in Control, become exercisable for all of the Option Shares at the time subject to the option, and may be exercised for any or all of those Option Shares as fully vested shares of Common Stock.

(b)Immediately following the consummation of a Change in Control transaction, the option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.
(c)If the option is assumed in connection with a Change in Control or otherwise continued in effect, then the option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to the option would have been converted in consummation of such Change in Control had those shares actually been outstanding at the time. Appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same. To the extent the actual holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the option but subject to the Administrator’s approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control, provided such common stock is readily tradable on an established U.S. securities exchange or market.
(d)This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
7.Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable and proportional adjustments shall be made by the Administrator to (i) the total number and/or class of securities subject to the option and (ii) the Exercise Price. The adjustments shall be made in such manner as the Administrator deems appropriate in order to reflect such change and thereby prevent the dilution or enlargement of benefits hereunder, and those adjustments shall be final, binding and conclusive upon Optionee and any other person or persons having or claiming an interest in the option. In the event of any Change in Control transaction, the adjustment provisions of Paragraph 6(c) above shall be controlling.
8.Stockholder Rights. The holder of the option shall not have any stockholder rights including voting, dividend, or liquidation rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased Shares.
9.Manner of Exercising Option.

(a)In order to exercise the option with respect to all or any portion of the Option Shares for which the option is at the time vested and exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:
(i)Execute and deliver to the Company a Notice of Exercise as to the Option Shares for which the option is exercised or comply with such other procedures as the Company may establish for notifying the Company, directly or through a brokerage firm authorized by the Company to effect option exercises, of the exercise of the option for one or more Option Shares. The applicable Notice of Exercise may be obtained upon request through stockplanservices@gilead.com.
(ii)Pay the aggregate Exercise Price for the purchased Shares in one or more of the following forms:
(A)cash or check made payable to the Company; or
(B)through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (i) to a brokerage firm (reasonably satisfactory to the Company for purposes of administering such procedure in accordance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of all or a sufficient portion of the purchased Shares so that such brokerage firm can remit to the Company, on the settlement date, sufficient funds out of the resulting sale proceeds to cover the aggregate Exercise Price payable for all the purchased Shares plus any Withholding Taxes and (ii) to the Company to deliver the purchased Shares directly to such brokerage firm on such settlement date.
Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise (or other notification procedure) delivered to the Company in connection with the option exercise.
(iii)Furnish to the Company appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise the option.
(iv)Make appropriate arrangements with the Company (or Related Entity employing or retaining Optionee) for the satisfaction of any Withholding Taxes.
(b)On or as promptly as practicable after the Exercise Date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising the option) a certificate for the purchased Option Shares (either in paper or electronic form), with the appropriate legends affixed thereto.
(c)In no event may the option be exercised for any fractional shares.
10.Compliance with Laws and Regulations.
(a)The exercise of the option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all Applicable Laws relating thereto, as determined by counsel for the Company.
(b)The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to the option shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its reasonable best efforts to obtain all such approvals.
(c)Optionee may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions including the United States and Optionee’s country or his or her broker’s country, if different, which may affect Optionee’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., options) or rights linked to the value of shares of Common Stock during such times as Optionee is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Optionee placed before he or she possessed inside information. Furthermore, Optionee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Optionee acknowledges that it is Optionee’s responsibility to comply with any applicable restrictions and Optionee should speak with his or her personal legal advisor on this matter.
11.Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6 above, the provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and Optionee, Optionee’s assigns, the legal representatives, heirs and legatees of Optionee’s estate and, designated beneficiaries.
12.Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the most current address then indicated for Optionee on the Company’s records or shall be delivered electronically to Optionee through the Company’s electronic mail system or through an on-line brokerage firm authorized by the Company to effect option exercises through the internet. All notices shall be deemed effective upon personal delivery or electronic delivery as specified above or upon deposit in the U.S. or local country mail, postage prepaid and properly addressed to the party to be notified.
13.Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan shall be controlling. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the option.
14.Governing Law and Venue.
(a)The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.
(b)For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the option and this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the Northern District of California, and no other courts where the grant of the option is made and/or to be performed.
15.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16.Waiver. Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
17.Excess Shares. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then the option shall be void with respect to those excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan. In no event shall the option be exercisable with respect to any of the excess Option Shares unless and until such stockholder approval is obtained.
18.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan or Optionee’s acquisition or sale of the Option Shares. Optionee is hereby advised to consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

19.No Impairment of Rights. This Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or its stockholders to remove Optionee from the Board at any time in accordance with the provisions of Applicable Law.
20.Plan Prospectus. The official prospectus for the Plan is attached if the option is the first option made to Optionee under the Plan. Optionee may obtain an additional printed copy of the prospectus by contacting Stock Plan Services at stockplanervices@gilead.com.
21.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
22.Optionee Acceptance. Optionee must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event shall the option be exercised in the absence of such acceptance. An exercise of any portion of the Shares subject to this Option shall be deemed to be an acceptance by Optionee of the terms and conditions of this Agreement.
23.Appendices B and C. Notwithstanding any provision of this Agreement to the contrary, if Optionee resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, the option and any Option Shares acquired under the Plan shall be subject to the additional terms and conditions set forth in Appendix B to this Agreement and to any special terms and provisions as set forth in Appendix C for Optionee’s country, if any. Moreover, if Optionee relocates to one of the countries included in Appendix C, the special terms and conditions for such country will apply to Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendices B and C constitute part of this Agreement.
24.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, Gilead Sciences, Inc. has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

GILEAD SCIENCES, INC.
/s/ Jyoti Mehra
By:	Jyoti Mehra
Title:	EVP, Human Resources

OPTIONEE

By:

APPENDIX A
DEFINITIONS
The following definitions shall be in effect under the Agreement:
A.Cause shall mean the termination of Optionee’s Continuous Service as a result of Optionee’s (i) performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company; (ii) dishonesty, intentional misconduct, material breach of any fiduciary duty owed to the Company; (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or (iv) reasons that are comparable to “cause” under labor laws in the jurisdiction where Optionee is providing service or the terms of Optionee’s service agreement, if any.
B.Change in Control shall mean a change in ownership or control of the Company effected through the consummation of any of the following transactions:
(i)a sale, transfer or other disposition of all or substantially all of the Company’s assets;
(ii)the closing of any transaction or series of related transactions (including without limitation a merger or reorganization in which the Company is the surviving entity) pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Exchange Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company, or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders, or an acquisition, consolidation or other reorganization to which the Company is a party;
(iii)a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) above who were still in office at the time the Board approved such election or nomination; or
(iv)the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity which results in any person or entity (other than the Company or a person or entity that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) owning fifty percent (50%) or more of the combined voting power of all classes of stock of such surviving entity.
In no event, however, shall a Change in Control be deemed to occur upon a merger, consolidation or other reorganization effected primarily to change the State of the Company’s incorporation or to create a holding company structure pursuant to which the Company becomes a wholly-owned subsidiary of an entity whose outstanding voting securities immediately after its formation are beneficially owned, directly or indirectly, and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to the formation of such entity.
C.Company shall mean Gilead Sciences, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Gilead Sciences, Inc. which shall by appropriate action adopt the Plan.
D.Continuous Service shall mean the performance of services for the Company or a Related Entity (whether now existing or subsequently established) by a person in the capacity of an Employee, Director or Consultant. For purposes of this Agreement, Optionee shall be deemed to cease Continuous Service immediately upon the occurrence of either of the following events: (i) Optionee no longer performs services in any of the foregoing capacities for the Company or any Related Entity or (ii) the entity for which Optionee is performing such services ceases to remain a Related Entity of the Company, even though Optionee may subsequently continue to perform services for that entity. The Administrator shall have the exclusive discretion to determine when Optionee ceases Continuous Service for purposes of the option.
E.Director shall mean a member of the Board or a Director Emeritus.
F.Exchange Act shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.
G.Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.
H.Exercise Price shall mean the exercise price per Option Share as specified in Paragraph 1 of the Agreement.
I.Expiration Date shall mean the date specified in Paragraph 1 of the Agreement for measuring the maximum term for which the option may remain outstanding.

J.Fair Market Value per share of Common Stock on any relevant date shall be the closing price per share of Common Stock (or the closing bid, if no sales were reported) on that date, as quoted on the Stock Exchange that is at the time serving as the primary trading market for the Common Stock; provided, however, that if there is no reported closing price or closing bid for that date, then the closing price or closing bid, as applicable, for the last trading date on which such closing price or closing bid was quoted shall be determinative of such Fair Market Value. The applicable quoted price shall be as reported in The Wall Street Journal or such other source as the Administrator deems reliable.
K.Grant Date shall mean the date of grant of the option as specified in Paragraph 1 of the Agreement.
L.Notice of Exercise shall mean the notice of option exercise in the form prescribed by the Company.
M.Option Shares shall mean the number of shares of Common Stock subject to the option as specified in Paragraph 1 of the Agreement.
N.Optionee shall mean the person to whom the option is granted pursuant to the Agreement.
O.Plan shall mean the Company’s 2004 Equity Incentive Plan, as amended from time to time.
P.Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.
Q.Withholding Taxes shall mean any U.S. federal, state, local and/or foreign income taxes and Optionee’s portion of the U.S. federal, state, local and/or foreign employment taxes (including social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items), in each case, required or permitted to be withheld by the Company and/or any Related Entity in connection with any taxable event relating to the option or Optionee’s participation in the Plan, as determined by the Administrator.

APPENDIX B
TERMS AND CONDITIONS FOR NON-U.S. OPTIONEES
The provisions in this Appendix B apply to Optionees that reside in a country outside the United States or who are otherwise subject to the laws of a country other than the United States and supplement, amend or replace the provisions in the Agreement, as applicable:
1.Transferability. The following replaces Paragraph 3 of the Agreement in its entirety:
The option shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee.
2.Acknowledgment of Nature of Plan and Option. In accepting the option, Optionee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;
(d)Optionee’s participation in the Plan is voluntary;
(e)the option and the Option Shares are for future services only and should not be considered as compensation for past services for the Company (or any Related Entity);
(f)the option and Optionee’s participation in the Plan will not be interpreted to form an employment relationship with the Company (or any Related Entity);
(g)the future value of the Option Shares is unknown, indeterminable and cannot be predicted with any certainty;
(h)if the Option Shares do not increase in value, the option will have no value;
(i)if Optionee exercises his or her option and obtains Option Shares, the value of those Option Shares may increase or decrease in value, even below the Exercise Price;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the option resulting from termination of Optionee’s Continuous Service by the

Company (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where Optionee is providing service or the terms of Optionee’s service agreement, if any), and in consideration of the grant of the option, Optionee irrevocably agrees not to institute any claim against the Company (or any Related Entity), waives his or her ability, if any, to bring any such claim, and releases the Company (or any Related Entity) from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)unless otherwise provided in the Plan or by the Company in its discretion, the option and the benefits evidenced by this Agreement do not create any entitlement to have the option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(l)neither the Company nor any Related Entity shall be liable for any exchange rate fluctuation between Optionee’s local currency and the United States Dollar that may affect the value of the option or of any amounts due to Optionee pursuant to the exercise of the option or the subsequent sale of any Option Shares acquired upon exercise.
3.Data Privacy.
(a)Data Privacy Consent. By accepting this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance, Optionee is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other) data protection law perspective, for the purposes described herein.
(b)Declaration of Consent. Optionee understands that he or she needs to review the following information about the processing of his or her personal data by or on behalf of the Company and/or any Related Entity as described in the Agreement and any other Plan materials (the “Personal Data”) and declare his or her consent. As regards the processing of Optionee’s Personal Data in connection with the Plan and this Agreement, Optionee understands that the Company is the controller of his or her Personal Data.
(c)Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about Optionee for the purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. Optionee understands that this Personal Data may include, without limitation, his or her name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), remuneration, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in Optionee’s favor. The legal basis for the processing of Optionee’s Personal Data, where required, will be his or her consent.
(d)Stock Plan Administration Service Providers. Optionee understands that the Company transfers his or her Personal Data, or parts thereof, to E*TRADE Financial Services, Inc. (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Optionee’s Personal Data with such different service provider that serves the Company in a similar manner. Optionee understands and acknowledges that the Company’s service provider will open an account for him or her to receive and trade shares of Common Stock acquired under the Plan and that he or she will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of Optionee’s ability to participate in the Plan.
(e)International Data Transfers. Optionee understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as E*TRADE Financial Services, Inc., are based in the United States. Optionee understands and acknowledges that his or her country may have enacted data privacy laws that are different from the laws of the United States. For example, the European Commission has issued only a limited adequacy finding with respect to the United States that applies solely if and to the extent that companies self-certify and remain self-certified under the EU/U.S. Privacy Shield program. The Company currently participates in the EU/U.S. Privacy Shield Program, though third parties implementing, administering, and managing the Plan may not. The Company’s legal basis for the transfer of Optionee’s Personal Data is his or her consent.
(f)Data Retention. Optionee understands that the Company will use his or her Personal Data only as long as is necessary to implement, administer and manage his or her participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, Optionee understands and acknowledges that the Company’s legal basis for the processing of his or her Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs Optionee’s Personal Data for any of the above purposes, Optionee understands the Company will remove it from its systems.
(g)Voluntariness and Consequences of Denial/Withdrawal of Consent. Optionee understands that his or her participation in the Plan and his or her consent is purely voluntary. Optionee may deny or later withdraw his or her consent at any time, with future effect and for any or no reason. If Optionee denies or later withdraws his or her consent, the Company can no longer offer Optionee participation in the Plan or offer other equity awards to Optionee or administer or maintain such awards and Optionee would no longer be able to participate in the Plan. Optionee further understands that denial or withdrawal of his or her consent would not affect his or her status or remuneration as a non-employee Director and that Optionee would merely forfeit the opportunities associated with the Plan.
(h)Data Subject Rights. Optionee understands that data subject rights regarding the processing of Personal Data vary depending on the applicable law and that,

depending on where Optionee is based and subject to the conditions set out in the applicable law, Optionee may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about him or her and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about him or her that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of his or her objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of his or her Personal Data in certain situations where Optionee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Optionee’s Personal Data that he or she has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or his or her service and is carried out by automated means. In case of concerns, Optionee understands that he or she may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, Optionee’s rights, Optionee understands that he or she should contact stockplanservices@gilead.com.
4.Withholding Taxes.
(a)Optionee acknowledges that, regardless of any action the Company and/or any Related Entity take with respect to any or all Withholding Taxes, the ultimate liability for all Withholding Taxes legally due by Optionee is and remains Optionee’s responsibility and may exceed the amount, if any, actually withheld by the Company or any Related Entity. Optionee further acknowledges that the Company and/or any Related Entity (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the option, including the grant, vesting or exercise of the options, the subsequent sale of any Option Shares and the receipt of any dividends; and (ii) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the option to reduce or eliminate Optionee’s liability for Withholding Taxes or achieve any particular tax result. Further, if Optionee has become subject to Withholding Taxes in more than one jurisdiction, Optionee acknowledges that the Company and/or any Related Entity may be required to withhold or account for Withholding Taxes in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, Optionee shall pay or make arrangements satisfactory to the Company to satisfy all Withholding Taxes, including (without limitation) Optionee’s delivery of a check payable to the order of the Company in the amount of such Withholding Taxes or a wire transfer from Optionee of sufficient funds to the Company to cover the amount of such Withholding Taxes. In this regard, Optionee authorizes the Company, or its agents, at their discretion, to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following:
(i)withholding from any cash compensation or other remuneration paid to Optionee by the Company; or

(ii)withholding from the proceeds of the sale by Optionee of all or a portion of the Option Shares effected in a manner similar to the sale and remittance procedure described in Paragraph 9(a)(ii)(B) of this Agreement.
The Company may refuse to issue or deliver the purchased Option Shares or the proceeds of the sale of shares, if Optionee fails to comply with Optionee’s obligations in connection with the Withholding Taxes.
5.Foreign Account / Assets Reporting. Depending upon the country to which laws Optionee is subject, Optionee may have certain foreign asset and/or account reporting requirements that may affect Optionee’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside Optionee’s country. Optionee’s country may require that he or she report such accounts, assets or transactions to the applicable authorities in Optionee’s country. Optionee is responsible for knowledge of and compliance with any such regulations and should speak with his or her own personal tax, legal and financial advisors regarding same.
6.Language. By electing to accept this Agreement, Optionee acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow Optionee, to understand the terms and conditions of this Agreement. Further, if Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Appendix C
Country-Specific Provisions
Terms and Conditions
This Appendix C includes special terms and conditions that govern the options granted to Optionee if Optionee resides in one of the countries listed herein. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement (of which this Appendix C is a part) and the Plan.
Notifications
This Appendix C may also include information regarding exchange controls and certain other issues of which Optionee should be aware with respect to Optionee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Optionee not rely on the information noted herein as the only source of information relating to the consequences of Optionee’s participation in the Plan because the information may be out of date at the time Optionee exercises the options or sells shares of Common Stock he or she acquires under the Plan.
In addition, the information is general in nature and may not apply to Optionee’s particular situation, and the Company is not in a position to assure Optionee of any particular result. Accordingly, Optionee is strongly advised to seek appropriate professional advice as to how the relevant laws in Optionee’s country apply to his or her specific situation.
If Optionee is a citizen or resident of another country, relocated to another country after the Grant Date, or is considered a resident of another country for local law purposes, the information contained in this Appendix C may not be applicable to him or her.
Malta
Terms and Conditions
Securities Law Warning. Optionee acknowledges, understands and agrees that the option, the Agreement, the Plan and all other materials Optionee may receive regarding his or her participation in the Plan do not constitute advertising or an offering of securities in Malta and are deemed accepted by Optionee only upon receipt of Optionee’s electronic or written acceptance in the United States. The issuance of the shares of Common Stock under the Plan has not and will not be registered in Malta and, therefore, the shares described in any Plan documents may not be offered or placed in public circulation in Malta.
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Optionee further acknowledges, understands and agrees that in no event will shares of Common Stock acquired upon exercise of the option be delivered to Optionee in Malta; all shares acquired upon exercise of the Option will be maintained on Optionee’s behalf in the United States.
Singapore
Notifications
Securities Law Notice.  The grant of the option is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) under which it is exempt from the prospectus and registration requirements under the SFA and the grant is not made to Optionee with a view to the shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Optionee should note that the option is subject to section 257 of the SFA and Optionee should not make (i) any subsequent sale of the shares in Singapore, or (ii) any offer of such subsequent sale of the shares in Singapore, unless such sale or offer is made: (a) more than six months after the Grant Date or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA, or pursuant to, and in accordance with the conditions of, any applicable provisions of the SFA.

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